EXHIBIT 10.20


                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is entered into as of October 11, 2000, between MORCOB, CVA, a commanditaire vennootschap op aandelen organized under the laws of Belgium ("Seller") and IVAX Corporation, a Florida corporation ("Buyer").

                             Preliminary Statements

         A. Seller owns all of the outstanding shares of capital stock of Maancirkel Holding, B.V., a corporation organized under the laws of the Netherlands (the "Company").

         B. The Company owns, or as of the Closing Date, will own, all but one of the outstanding shares of capital stock of Laboratorios Fustery, S.A. de C.V., a corporation organized under the laws of Mexico ("Fustery"), which one share is, or as of the Closing Date will be, owned by the Seller.

         C. Fustery has three wholly owned Subsidiaries and is engaged principally in the business of manufacturing, distributing and marketing pharmaceutical products (Fustery and its three Subsidiaries are referred to herein as the "Company Subsidiaries").

         D. Seller owns, or as of the Closing Date, will own, directly or indirectly, all of the outstanding shares of capital stock of the Company and the Company Subsidiaries, and desires to sell to Buyer, and Buyer desires to acquire, on the terms and subject to the conditions set forth in the Agreement, all of the shares of capital stock of the Company and, therefore, the Company Subsidiaries.

                                    Agreement

         In consideration of the preliminary statements and the respective mutual covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.

                                    ARTICLE 1

                                   DEFINITIONS

         In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

         "Affiliate" of a specified Person means a Person who (at the time when the determination is to be made) directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person; provided, however, that "Affiliate" does not include a natural person solely by virtue of the ownership of less than 2% of an entity. As used in the foregoing sentence, the term "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. In the case of Seller, Affiliates does not include any entities which are not related to this transaction or any other prior or simultaneous transaction in connection herewith.

         "Agreement" means this Stock Purchase Agreement together with all disclosure schedules referred to herein.

         "AMEX" means the American Stock Exchange, LLC.


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         "Buyer Material Adverse Effect" means any change in or effect on the business of Buyer that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of Buyer; provided, however, that none of the following shall constitute a Buyer Material Adverse Effect: changes in the market price of Buyer's publicly-traded securities or events or conditions generally affecting the pharmaceutical manufacturing, distribution and marketing industries, including general changes in the market prices or interest rates.

         "Cash Reserves" means cash and cash equivalents in each case as reflected on the Closing Date Balance Sheet as finally determined in accordance with Section 2.4 hereof.

         "Company Material Adverse Effect" means any change in or effect on the business of the Company and the Company Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Company and Company Subsidiaries taken as a whole; provided, however, that none of the following shall constitute a Company Material Adverse Effect: events or conditions generally affecting the pharmaceutical manufacturing, distribution and marketing industries, including general changes in the market prices or interest rates.

         "Debt" means all debt excluding amounts payable to suppliers and other liabilities incurred in the ordinary course of business, all as determined with Mexican GAAP consistently applied.

         "Environmental Laws" means any applicable domestic or foreign statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Guaranty" means, as to any Person, any contract, agreement or understanding of such Person pursuant to which such Person guarantees the indebtedness, liabilities or obligations of others, directly or indirectly, in any manner, including agreements to purchase such indebtedness, liabilities or obligations, or to supply funds to or in any manner invest in others, or to otherwise assure the holder of such indebtedness, liabilities or obligations against loss.

         "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

         "Including" means including, without limitation, or including, but not limited to.

         "Intellectual Property" means any or all of the following items which are owned, used or controlled by the Company and/or the Company Subsidiaries:
(a) all trademarks, service marks, trade dress, and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; and (b) all copyrights, and all applications, registrations, and renewals in connection therewith.

         "Knowledge" means, with respect to any representation or warranty or other statement in this Agreement qualified by the knowledge of any party, the actual knowledge of such party after reasonable investigation. Where reference is made to the knowledge of the Company Subsidiaries, such reference shall mean the actual knowledge after reasonable investigation of Domingo Benavides Arredondo, Fernando Diaz Morlet and Domingo Criollo.

         "Law" means any applicable foreign or domestic law, statute, ordinance, rule, regulation, order, writ, judgment or decree.


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

         "Liens" means any liens, pledges, security interests, mortgages, options, title defects or other encumbrances, or similar claims.

         "MP$" means currency of United Mexican States.

         "Mexican GAAP" means Mexican generally accepted accounting principles.

         "Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities" means all of the issued and outstanding stock of the Company.

         "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Shares" means the common stock of Buyer, par value US$.10 per share.

         "Subsidiary" of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included, or required to be included, in any tax return relating thereto).

         "US GAAP" means United States generally accepted accounting principles.

         "US$" means currency of the United States of America.

         "Working Capital" means current assets less current liabilities, excluding (i) Debt; (ii) cash and cash equivalents, and (iii) liabilities for which Seller is obligated hereunder.


                                    ARTICLE 2

                      PURCHASE OF SECURITIES; CONSIDERATION

         2.1 Securities to be Purchased. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the Securities.

         2.2      Consideration.


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

         (a) In consideration of the sale, assignment, transfer and delivery of the Securities by Seller to Buyer, Buyer will pay the purchase price (the "Purchase Price") of One Hundred Seventeen Million United States Dollars (US$117,000,000) by delivery to

                  (i) Seller of One Million Three Hundred Twenty-Five Thousand Five Hundred and Nineteen (1,325,519) Shares ("Exchange Shares"), which Shares shall be dated as of the Closing Date provided that the actual certificates therefore may be delivered within ten (10) business days after the Closing Date,

                  (ii) Seller of an amount equal to the sum of Thirty Million United States Dollars (US$30,000,000) in immediately available funds on the Closing Date, and

                  (iii) Custodial Trust Company, as escrow agent, or such other independent escrow agent which shall be satisfactory to the parties hereto (the "Escrow Agent"), Thirty Million Dollars (US$30,000,000) ("Escrowed Property") to be held in escrow pursuant to the escrow agreement (the "Escrow Agreement").

         (b) All Escrowed Property held in escrow shall be available for distribution by the Escrow Agent, subject to the provisions of this Agreement and the Escrow Agreement, to reimburse any Buyer Indemnified Party in respect of any Liabilities that are indemnifiable pursuant to Section 6.4 of this Agreement.

         (c) All costs and expenses, including attorneys' fees, related to or arising from the engagement or services of the Escrow Agent shall be paid by Seller.

         2.3      Adjustment of Exchange Shares.

         (a)      Option to Subject Exchange Shares to Adjustment.

                  (i) On the date hereof, the Seller shall have an option (the "Option") to elect to deposit some or all of the Exchange Shares (the number of Shares so deposited, hereinafter the "Initial Adjustment Shares") with [Custodial Trust Company], or such other independent escrow agent which shall be satisfactory to the parties (the "Adjustment Escrow Agent") for the purpose of making such Initial Adjustment Shares subject to a Post-Closing Adjustment as described in subsection (b) below, all in accordance with the terms of the Adjustment Escrow Agreement set forth as Exhibit 7.2(n)-2. The Option may only be exercised by the Seller by delivery of written notice to the Adjustment Escrow Agent, the Escrow Agent, and the Buyer of the Seller's intent to exercise the Option for the number of applicable Initial Adjustment Shares at the Closing, and by the execution and delivery of the Adjustment Escrow Agreement set forth as Exhibit 7.2(n)-2 hereto (and the stock powers and other agreements and instruments contemplated therein). If the Option is not exercised in the manner set forth above at the Closing, the Option shall expire at the Closing.

                  (ii)     From the Closing Date until the date which is ninety
(90) days after the date hereof (the "Final Option Withdrawal Date"), Seller shall have the option (the "Withdrawal Option") to withdraw some or all of the Initial Adjustment Shares (but shall have no option to increase the amount of Initial Adjustment Shares, nor to otherwise deposit additional Exchange Shares, nor to redeliver to the Adjustment Escrow Agent any Exchange Shares withdrawn pursuant to the exercise of a Withdrawal Option) from escrow (the Initial Adjustment Shares less the number of Exchange Shares so withdrawn pursuant to the exercise of Withdrawal Option shall be hereinafter referred to as the "Adjustment Shares"). The Withdrawal Option may be exercised by the Seller at any time and from time to time after the Closing Date but on or prior to the Final Option Withdrawal Date, by delivery of written notice to the Adjustment Escrow Agent and the Buyer of the Seller's intention to exercise such Withdrawal Option for the specified number of applicable Initial Adjustment Shares. Upon receipt of the Seller's written notice exercising a Withdrawal Option, the Adjustment Escrow Agent shall deliver to the Seller the number of Initial Adjustment Shares specified in such notice within 20 days of receipt of such notice and the Adjustment Escrow Agent shall not have any requirement to seek the consent of the Buyer prior to such delivery (provided that if the notice specifies an amount of Exchange Shares greater than the amount held by the Adjustment Escrow Agent such Withdrawal Option shall be deemed to be invalidly exercised). The Withdrawal Option shall expire on the Final Option Withdrawal Date.

         (b)      Post-Closing Adjustment of Exchange Shares.


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

                  (i) If on the date which is One Hundred Eighty (180) days following the date hereof (the "Adjustment Date"), the Price Guaranty Average (as defined below) is less than US$43.00, then Buyer shall deliver either, at its sole option, (1) an additional number of Shares to Seller or Escrow Agent, as the case may be, equal to the aggregate number of Shares which when valued at the Price Guaranty Average, are equal to the difference between the Price Guaranty Average and US $43.00 multiplied by the number of Adjustment Shares, or
(2) cash to Seller in an amount equal to the difference between the Price Guaranty Average and US$43.00 multiplied by the number of Adjustment Shares. In addition, the parties shall provide written notice to the Adjustment Escrow Agent certifying the calculations and the Adjustment Escrow Agent shall deliver to Seller all the applicable number of Adjustment Shares.

                  (ii) For purposes hereof, the "Price Guaranty Average" shall be equal to the average of the closing price per share of the Shares, as reported by Bloomberg, for the twenty (20) trading days immediately preceding the Adjustment Date (the "Price Guaranty Average"); provided, however, that if the foregoing calculation results in a Price Guaranty Average of less than US$25.80, the Price Guaranty Average shall be deemed to be US$25.80.

                  (iii) If on the Adjustment Date, the Price Guaranty Average is greater than US$43.00, then the parties shall promptly give written notice to the Adjustment Escrow Agent certifying the calculations thereof, and the Adjustment Escrow Agent shall deliver to (1) Buyer a number of Shares equal to the aggregate number of Shares which when valued at the Price Guaranty Average are equal to fifty percent (50%) of the difference between the Price Guaranty Average and US$43.00 multiplied by the number of Adjustment Shares, and (2) to Seller the balance of the Adjustment Shares.

                  (iv) In the event that all of the outstanding Shares of Buyer or all or substantially all of its assets are purchased by any Person at any time prior to the Adjustment Date in a transaction (any such transaction being referred to as a "Transaction") involving all cash consideration payable on the effective date of the Transaction, the average price per share utilized for calculating the Price Guaranty Average shall be the cash value per share paid in such Transaction and the Adjustment Date shall be accelerated to the date of the effectiveness of the Transaction. In the event that all of the outstanding Shares of Buyer or all or substantially all of its assets are purchased by another Person at any time prior to the Adjustment Date in a Transaction involving other than all cash consideration, the obligations of Buyer under this Section 2.3 shall be assumed by the purchaser in such Transaction with the Seller's rights hereunder to be converted into commensurate rights to receive securities of the purchaser in such Transaction based upon the fair market value on the Adjustment Date (which with respect to the publicly-traded securities shall be determined on the same basis as the Price Guaranty Average) of the consideration which was received by the Seller in exchange for the Adjustment Shares on the closing date of such Transaction.

                  (v) In determining the post-closing adjustment described in subsection (b) above, the Adjustment Shares and the Exchange Shares and the mechanics of such adjustment shall be adjusted for stock splits, stock dividends and recapitalizations subsequent to the Closing Date. Prior to the Adjustment Date, the Adjustment Shares may not be sold, assigned, transferred, conveyed, pledged nor used as the basis for any hedging or other derivative transaction which could serve to reduce the Seller's risk in the Adjustment Shares. Notwithstanding the escrow of the Adjustment Shares, dividends and other distributions declared and paid on the Adjustment Shares held in escrow shall continue to be paid by Buyer to Seller, all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by Seller, and Seller shall be the legal and beneficial owner of such Shares for all purposes, except that the dividends paid in capital stock shall be escrowed pursuant to the Adjustment Escrow Agreement and Escrow Agreement.

                  (vi) All costs and expenses, including attorney's fees, related to or arising from the engagement or services of the Escrow Agent pursuant to this Section 2.3 shall be paid by Seller.

         2.4 Post Closing Audit; Purchase Price Adjustment. Buyer will conduct a post-closing audit at its own expense within one hundred and eighty
(180) days of the Closing Date. Buyer shall, at its expense, cause a certified public accountant to prepare, in accordance with Mexican GAAP, (i) a closing balance sheet of the Company, on a consolidated basis, as of the Closing Date (the "Closing Date Balance Sheet") and (ii) calculations of Working Capital, Debt and Cash Reserves of the Company, on a consolidated basis, as of the Closing Date and shall deliver such documents to Seller. If, as of the Closing Date, the aggregate amount of Working Capital is less than Two Hundred Eighty Four Million Mexican


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

pesos (MP$284,000,000) (such difference, if any, being referred to as the "Working Capital Deficiency"), or if aggregate amount of Cash Reserves is less than Ten Million Two Hundred Thirty-One Thousand Six Hundred and Fifty Mexican pesos (MP$10,231,650) (such difference, if any, being referred to as the "Cash Deficiency"), then, the aggregate Purchase Price shall be adjusted downward dollar-for-dollar in the amount of the sum of the Cash Deficiency and the Working Capital Deficiency. In addition, if the United States denominated Debt of the Company and the Company Subsidiaries on the Closing Date Balance Sheet is greater than One Million Two Hundred Fifty Thousand Dollars (US$1,250,000), then the aggregate Purchase Price shall be adjusted downward dollar for dollar for each dollar the amount of United States Denominated Debt exceeds such amount. If the Mexican peso denominated Debt of the Company and the Company Subsidiaries on the Closing Date Balance Sheet is greater than One Hundred Thirty-Seven Million One Hundred Ninety-Five Thousand One Hundred Twenty-Five Mexican pesos (MP$137,195,125), then the aggregate Purchase Price shall be adjusted downward dollar for dollar for each dollar the amount of Mexican peso denominated Debt exceeds such amount ("Excessive Mexican Peso Debt"). Seller shall pay Buyer by wire transfer of immediately available funds an amount equal to these Purchase Price adjustments. At its option, and at any time or from time to time after the determination of any such Purchase Price adjustments, Buyer shall be entitled to recover from the Escrowed Property pursuant to the terms of the Escrow Agreement all or any portion of such amount not theretofore paid by Seller. For the purposes of making any dollar adjustments for Working Capital Deficiency, Cash Deficiency and/or Excessive Mexican Peso Debt, the exchange rate shall be calculated as of the date of payment.

         2.5 Disputes. Notwithstanding anything in this Article 2 to the contrary, if Seller disputes any item contained on the Closing Date Balance Sheet, then Seller shall notify Buyer in writing of each disputed item (collectively, the "Disputed Amounts") and specify the amount thereof in dispute within thirty (30) business days after the delivery of the Closing Date Balance Sheet. If Buyer and Seller cannot resolve any such dispute, then such dispute shall be resolved by Pricewaterhouse Coopers LLP, or such other "big five" accounting firm which is reasonably acceptable to the Buyer and Seller (the "Independent Accounting Firm") considering ongoing and future engagements. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on the parties, absent manifest error which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated between Buyer and Seller so that Seller's aggregate share of such costs shall bear the same proportion to the total costs that the Disputed Amounts unsuccessfully contested by Seller (as finally determined by the Independent Accounting Firm) bear to the total of the Disputed Amounts so submitted to the Independent Account Firm. Pending resolution of any such dispute by the Independent Accounting Firm, no such Disputed Amount shall be due to Buyer. Once any such Disputed Amount is finally determined to be due to Buyer, Buyer may proceed to recover such amount in the manner set forth in
Section 2.4.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the representations and warranties set forth below to Seller.

         3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except for failures to be so qualified and in good standing that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

         3.2 Authorization; Enforceability. Buyer has all requisite right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement and all other agreements to be executed and delivered by Buyer in connection with this Agreement have been or will be duly executed and delivered by Buyer, and constitute or, upon execution, will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with their terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.


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

         3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and all other agreements to be executed and delivered by Buyer in connection with this Agreement and the consummation by Buyer of the transactions contemplated hereby: (a) do not and will not violate or conflict with any provision of Law or any provision of Buyer's Articles of Incorporation or Bylaws; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any Lien upon any property or assets of Buyer pursuant to any material instrument or agreement to which Buyer is a party or by which Buyer or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

         3.4 Registration Statement. The Shares to be delivered under this Agreement will be issued pursuant to Buyer's Registration Statement on Form S-4, Reg. No. 33-60847 (the "Registration Statement"). Buyer has delivered to Seller a copy of the prospectus, dated January 19, 2000, included in the Registration Statement, and has made available to Seller a true and complete copy of all documents incorporated by reference therein. As of the respective dates they were filed with the SEC, none of such documents (including the Registration Statement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer has filed, and will timely file, all requisite amendments to the Registration Statement, and all documents required to be incorporated therein, which may be required through the Closing Date and will promptly provide Seller with a copy of any such amendments.

         3.5 Validity of Shares; Listing. When issued and delivered in accordance with this Agreement, the Shares to be delivered under this Agreement shall (a) be duly and validly authorized, issued and outstanding, (b) be fully paid and non-assessable, (c) be transferable in accordance with Rule 145 or any other available exemption from registration, (d) be free and clear of any Liens, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements, (d) be registered under the Securities Act and listed for trading on the AMEX, and (e) not have been issued in violation of the preemptive rights of any Person.

         3.6      SEC Documents.

         (a) Buyer has filed with the SEC all reports, schedules, forms, statements and other documents required to be so filed by it since January 1, 1998 under the Securities Act or the Exchange Act including (i) annual reports on Form 10-K for all fiscal years ending during such period, (ii) quarterly reports on Form 10-Q for all fiscal quarters during such period, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of Buyer held during such period, and (iv) all of its other reports, statements, schedules and registration statements, including current reports on Form 8-K, filed by Buyer or required to be filed by Buyer with the SEC during such period (collectively, the "SEC Documents").

         (b) As of its respective date, or if amended as of the date of the last such amendment, each SEC Document, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder. None of Buyer's subsidiaries has any class of securities registered under the Exchange Act.

         3.7 Brokers. Buyer has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller makes the representations and warranties set forth below to Buyer.


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

         4.1 Organization. Each of Seller, the Company and each Company Subsidiary has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Seller, the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of Seller, the Company and each Company Subsidiary has all requisite right, power and authority to own or lease and operate its properties and conduct its business as presently conducted.

         4.2 Authorization; Enforceability. Seller, Company, each Company Subsidiary and their respective Affiliates have all requisite right, power and authority to execute, deliver and perform this Agreement and all agreements contemplated hereby or in connection herewith. The execution, delivery and performance of this Agreement and all agreements contemplated hereby or in connection herewith by Seller, Company, each Company Subsidiary and their respective Affiliates and the consummation by them of the transactions contemplated hereby and in connection herewith have been duly authorized by all requisite corporate action. This Agreement and all other agreements to be executed and delivered by Seller, the Company, the Company Subsidiaries and their respective Affiliates at or prior to the Closing in connection with (or in contemplation of) this Agreement have been or will be duly executed and delivered and constitute or, upon execution, will constitute, the legal, valid and binding obligations of them, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

         4.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the agreements contemplated hereby or in connection herewith by Seller, the Company, the Company Subsidiaries and their respective Affiliates and the consummation by them of the transactions contemplated hereby or in connection herewith: (a) do not and will not violate or conflict with any provision of Law or any provision of their respective Articles of Association or other corporate or equivalent organizational documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent or notice under, or result in the creation of any Lien upon any property or assets of Seller, Company or any Company Subsidiary pursuant to any material instrument or agreement to which Seller, the Company or any Company Subsidiary is a party or by which Seller, the Company or any Company Subsidiary or their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing, each of which instruments or agreements is listed on Schedule 4.3 hereto.

         4.4 Consent of Governmental Authorities. Except as may be required by the Mexican Federal Economic Competition Law or the Mexican Foreign Investment Law, no consent, approval or authorization of, or registration, qualification or filing with any domestic or foreign federal, state or local governmental or regulatory authority is required to be made by Seller, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation by Seller, Company, the Company Subsidiaries and their Affiliates of the transactions contemplated hereby or in connection herewith.

         4.5 Brokers. Except for Violy, Byorum & Partners Holdings, LLC, whose fees are to be paid by Seller, none of the Company, the Company Subsidiaries and/or Seller has employed any financial advisor, broker or finder. The Company, the Company Subsidiaries and Seller have not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by or in connection with this Agreement, which would be payable by Buyer, Company or any Company Subsidiary.

         4.6 Organizational Documents and Corporate Records. A true and complete copy of (a) the Articles of Association of Seller, the Company and the Company Subsidiaries, as amended, (b) all other corporate organizational documents of Seller, the Company and the Company Subsidiaries, and (c) the minute books of the Company and each Company Subsidiary have been delivered to Buyer or will be retained by the Company at the Closing. Such minute books contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, the supervisory board, incorporators and shareholders of each of the Company and the Company Subsidiaries since January 1, 1998 to the date hereof or since the date of incorporation if the same are reasonably material.

         4.7 Capitalization. The authorized share capital of the Company is as set forth on Schedule 4.7. The authorized share capital of the Company Subsidiaries is as set forth on Schedule 4.7 ("Company Subsidiary Securities").
Schedule 4.7 sets forth all Securities and Company Subsidiary Securities which are issued and outstanding, all of which have been duly authorized, are validly issued and are fully paid and nonassessable. All outstanding Securities and Company Subsidiary Securities are owned by Seller or the Company or another Company Subsidiary, free and clear of all Liens, rights of first refusal agreements, limitations on the Company's or such other Company Subsidiary's voting rights, shareholders' agreement, charges and other encumbrances of any nature whatsoever, except as set forth on Schedule 4.7. Schedule 4.7 lists all Company Subsidiaries, their jurisdiction of incorporation or organization, and the record and beneficial owners and the amounts and percentage of ownership of such shares of capital stock or equity interests. Except as set forth on
Schedule 4.7, neither the Company nor any Company Subsidiary has any investment or equity interest in any other Person. None of the Securities or Company Subsidiary Securities was issued in violation of any Law, preemptive right or agreement. At the Closing, Buyer or its designee(s) will acquire good and valid title to the Securities and all of the legal and beneficial interest in the Company Subsidiary Securities, free and clear of all Liens. No written or oral agreement or understanding with respect to the disposition of the Securities or any rights therein, other than this Agreement, exists. Except as set forth on
Schedule 4.7, Seller has full right, power and authority to transfer the Securities. Neither the Seller, the Buyer, the Company nor any Company Subsidiary has, or shall or may have, any liability or obligation of any nature whatsoever under or in connection with any change in ownership of any of them occurring prior to the Closing. Neither the Company nor any Company Subsidiary has, or shall or may have, any liability or obligation of any nature whatsoever to any former shareholder.

         4.8 Rights, Warrants, Options. There are no warrants or similar rights to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to redeem or otherwise acquire any of the Securities or Company Subsidiary Securities. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, other than Guarantees by the Company of any indebtedness of any Company Subsidiary.

         4.9 Financial Statements. Seller has previously delivered to Buyer a true and complete copy of the consolidated balance sheet of the Company Subsidiaries for the fiscal years ended on December 31, 1999 and 1998, and the consolidated profit and loss statement for the fiscal years ended on December 31, 1999 and 1998, including any related notes and the consolidated supplement, certified by the Company Subsidiaries' independent certified public accountants pursuant to their audit of the financial records of the Company Subsidiaries and will deliver the consolidated balance sheet of the Company Subsidiaries as of the Closing Date, and the consolidated profit and loss statement of the Company Subsidiaries for the period ending on that date, certified by the Company's chief financial officer (collectively the "Financial Statements"). The Financial
Statements: (a) have in all material respects been prepared in accordance with the books of account and records of the Company Subsidiaries; (b) fairly present, and are true, correct and complete statements in all material respects of the consolidated financial condition of the Company Subsidiaries and the results of their operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with Mexican GAAP, consistently applied with prior periods (subject, in the case of the unaudited statements, to the absence of notes).

         4.10 Absence of Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has or will have on the Closing Date (a) any liabilities, commitments or obligations or any nature whatsoever, whether accrued, absolute, contingent or otherwise that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with Mexican GAAP; or (b) any material unrealized or anticipated losses from any commitments of the Company or any Company Subsidiary, except (i) for the items set forth on Schedule 4.10, (ii) for nonmaterial liabilities, commitments or obligations (including, without limitation, liabilities for Taxes) incurred in the ordinary course of business consistent with past practices since the date of the Financial Statements, and (iii) as disclosed by the Financial Statements dated June 30, 2000. To Seller's Knowledge, there is no basis for assertion against the Company or any Company Subsidiary of any such liability, commitment, obligation or loss. Neither the Company nor any Company

Subsidiary has incurred any Tax liability in connection with the transactions contemplated hereby or in connection herewith which are not disclosed in such Financial Statements.

         4.11 No Operations. Since its incorporation, the Company has not engaged in any operations, owned, leased, bought or sold any assets, incurred any liabilities which are outstanding as of the date hereof, entered into any agreements or otherwise engaged in any business activities, except in connection with its acquisition of the capital stock of Fustery. Seller has provided Buyer with a true and complete copy of the Company's acquisition agreement with respect to the securities of Fustery, under which the Company and the Company Subsidiaries have absolutely no liability or obligations of any nature whatsoever which shall survive the Closing.

         4.12 Compliance with Laws. Each of the Company and the Company Subsidiaries (and each Person for whose conduct any of them may be liable) is in compliance with all Laws applicable to it or its properties, including without limitation those relating to (a) the development, testing, manufacture, packaging, labeling, distribution and marketing of products or the provision of services and (b) employment, safety and health. Neither the Seller, the Company, any of the Company Subsidiaries nor any of their respective Affiliates has received any written notification from any governmental or regulatory authority asserting that the Company or any Company Subsidiary (or any Person for whose conduct it may be liable) is not in material compliance with or has violated any of the Laws which such governmental or regulatory authority enforces, or threatening to revoke any material authorization, consent, approval, franchise, license, or permit, and neither the Company nor any of the Company Subsidiaries is subject to any material agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

         4.13 Legal Proceedings. Except as set forth in Schedule 4.13, (a) neither Seller, the Company nor any of the Company Subsidiaries is a party to any pending or, to Seller's Knowledge, threatened, legal, administrative or other proceeding, arbitration or investigation, (b) no Affiliate of Seller is a party to any pending, or, to Seller's Knowledge, threatened, legal, administrative or other proceeding, arbitration or investigation relating to the Company or any Company Subsidiary and (c) no Person who is or was a director or officer of the Company or any Company Subsidiary is a party to any pending or, to Seller's Knowledge, threatened, legal, administrative or other proceeding, arbitration or investigation in their capacity as directors or officers of the Company or such Company Subsidiary. Neither Seller, the Company nor any of the Company Subsidiaries is subject to any order, writ, injunction, decree or other judgment of any court or governmental or regulatory authority and no Affiliate of any of them is subject to any order, writ, injunction, decree or other judgment of any court or governmental or regulatory authority relating to Seller, Company or any Company Subsidiary. There are no suits or proceedings pending or threatened before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body which, if adversely determined, would interfere with Seller's or any of its Affiliates' ability to consummate the transactions contemplated hereby or in connection herewith.

         4.14     Absence of Material Adverse Effects. Except as disclosed in
Schedule 4.14, since December 31, 1999, each of the Company and the Company Subsidiaries has conducted its businesses only in the ordinary and usual course and in a manner consistent with past practices and, since such date: (a) there has been no Company Material Adverse Effect; and (b) except as set forth in
Schedule 4.14, neither the Company nor any Company Subsidiary has engaged or agreed to engage in any of the actions described in Section 5.1(b)(i)-(xxiii).

         4.15     Properties.

         (a) Except as set forth on Schedule 4.15(a), the Company or one of the Company Subsidiaries has good and valid title to all assets reflected as owned by the Company or one or more of the Company Subsidiaries in the consolidated balance sheet of the Company Subsidiaries dated as of the Closing Date and good and valid title or leasehold interest in all other assets used in their business (except assets sold or otherwise disposed of since December 31, 1999, in the ordinary course of business to Persons other than any Affiliates of the Company), free and clear of all Liens, including, but not limited to, the real estate in Mexico City and Ramos Arizpe on which the offices and manufacturing facilities of the Company Subsidiaries are located (the "Owned Real Estate").

         (b) Except as set forth in Schedule 4.15(b), all of the immovable buildings, structures, appurtenances, leasehold improvements, equipment, machinery, rolling stock and other tangible properties of the Company and the Company Subsidiaries reflected in the consolidated balance sheets of the Company Subsidiaries dated as of the Closing Date and the Owned Real Estate are, taken as a whole: (a) in reasonable operating condition and repair, ordinary wear and tear excepted, (b) not in need of substantial maintenance or repairs (except for ordinary or routine maintenance or repairs), and (c) free of structural or non-structural defects to the buildings on such properties and all of such buildings have access to adequate water, sewer, gas, telephone and electric utilities, which are in good working order; in each instance as is sufficient to conduct the business of the Company and the Company Subsidiaries as currently conducted.

         (c) Except as set forth in Schedule 4.15(c), the Company or one of the Company Subsidiaries owns or possesses adequate licenses or other legal rights to use the Intellectual Property, which is material to the Company or any Company Subsidiary and used or held for use in connection with the business of the Company and the Company Subsidiaries. The Intellectual Property is owned or possessed free and clear of all Liens, except for such Liens which would not, individually or in the aggregate, materially impair the use or market value of the Intellectual Property. No claims have been made, or to Seller's Knowledge, threatened (i) asserting the invalidity, abuse, misuse, or unenforceability, or seeking the cancellation, of any of the Intellectual Property of the Company or any Company Subsidiary, or (ii) asserting that the Company's or any Company Subsidiary's ownership or use of the Intellectual Property infringes or violates the rights of any other Person. To Seller's Knowledge, the conduct of the business of the Company and the Company Subsidiaries as conducted and as currently conducted or as contemplated to be conducted did not and does not infringe in any way any Intellectual Property of any third party. Furthermore, to Seller's Knowledge, there are no infringements of any Intellectual Property owned by or licensed by or to the Company or any Company Subsidiary.

         4.16 Governmental Authorizations. The Company and the Company Subsidiaries have all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of the Company's and the Company Subsidiaries' properties and operation of their businesses as presently operated (the "Permits"). No suspension or cancellation of any of the Permits is pending or threatened, and to Seller's Knowledge, there is no reasonable basis therefor. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of any Permits.

         4.17     Employment Matters.

         (a) Except as set forth on Schedule 4.17(a), there are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between the Company or any Company Subsidiary and any officer, director, consultant or employee. Schedule 4.17(a) contains the names, job descriptions and annual salary rates and other compensation of all officers, directors and consultants of the Company and the Company Subsidiaries (including compensation paid or payable by the Company or any Company Subsidiary under the Plans (as hereafter defined)), and a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or a description, if unwritten) has been delivered to Buyer.

         (b) The Company and each of the Company Subsidiaries has complied with all applicable employment Laws, including payroll and related obligations, benefits, Social Security, Housing Fund and Retirement Savings Fund, and does not have any obligation in respect of any amount due to employees of the Company or the Company Subsidiaries or government agencies, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof.

         (c) Schedule 4.17(c) sets forth a complete list of all material pension, retirement, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other material employee benefit plan, policy, agreement, commitment, arrangement or practice currently or previously maintained by the Company or the Company Subsidiaries for any of their directors, officers, consultants, employees or former employees (the "Plans") since January 1, 1995; and neither the Company nor any Company Subsidiary has or may have any liability under any other Plan which existed on or prior to such date. None of the Plans are subject to United States Law.

         (d) Without limiting the generality of Section 4.12, each Plan has been administered in all material respects in accordance with its terms and applicable Law. Except as set forth in Schedule 4.17(d), with respect to the Plans, (i) no event has occurred and there exists no condition, facts or circumstances, which could give rise to any liability of the Company or any Company Subsidiary under the terms of such Plans or any applicable Law, (ii) the Company or a Company Subsidiary has paid or accrued in accordance with normal accounting practices all amounts required under applicable Law and any Plan to be paid as a contribution to each Plan through the date hereof, (iii) the Company or a Company Subsidiary has set aside adequate reserves in their accounting records for seniority payments (prima de antiguedad), as provided by Mexican Law, for which funding in a separate account has not been made, and (iv) each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

         (e)      On or after the date hereof, no Plan has been, (i) terminated,
(ii) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder or
(iii) amended in any manner which would materially increase the cost to the Company, any Company Subsidiary or Buyer of maintaining such Plan. Except as identified on Schedule 4.17(e), no Plan provides retiree medical or retiree insurance benefits to any Person. Except as disclosed or noted in the Financial Statements dated December 31, 1999 or except as set forth in Schedule 4.17(e), there are no material amounts due or owing to any employee of the Company or any Company Subsidiary for any accrued salary, remuneration, compensation and/or benefit, including, without limitation, amounts due for accrued vacation, sick leave or commissions.

         4.18 Company Agreements. Schedule 4.18 sets forth a list (all such contracts, agreements, arrangements or commitments as are required to be set forth on Schedule 4.18 being referred to herein collectively as the "Company Contracts") of all of the following written and oral agreements, arrangements or commitments to which either the Company or any Company Subsidiary is a party (excluding those which are no longer in effect and for which neither the Company nor any Company Subsidiary has any liability) or by which either of them or any of their respective assets is bound or affected:

         (a) each partnership, joint venture or similar agreement of the Company or any of the Company Subsidiaries with another Person.

         (b) each contract or agreement under which the Company or the Company Subsidiaries have created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any indebtedness in any amount or under which the Company or the Company Subsidiaries have imposed (or may impose) a Lien on any of their respective assets, whether tangible or intangible securing indebtedness;

         (c) each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of the Company or any of the Company Subsidiaries of more than US$25,000 per year, which is not terminable upon 30 days notice by the Company or any of the Company Subsidiaries without penalty or other adverse consequence, or which is otherwise material;

         (d) each contract or agreement which involves or contributes to the Company or the Company Subsidiaries, aggregate annual remuneration which exceeds 5% of the Company's and the Company Subsidiaries' consolidated annual net revenues for the twelve months ended December 31, 1999;

         (e) all leases and subleases from any third Person to the Company or any of the Company Subsidiaries, in each case requiring annual lease payments from the Company or any Company Subsidiary in excess of US$25,000;

         (f) each contract or agreement to which the Company or any of the Company Subsidiaries or any of their Affiliates is a party limiting, in any material respect, the right of the Company or any of the Company Subsidiaries
(i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of the Company Subsidiaries or (ii) to solicit any customer or client;

         (g) fire, casualty, liability, title, worker's compensation and other insurance policies and binders maintained by the Company or any of the Company Subsidiaries;

         (h) all collective bargaining or other labor union contracts or agreements to which the Company or any of the Company Subsidiaries is a party or applicable to persons employed by the Company or any Company Subsidiary; and/or

         (i) All licenses, licensing agreements and other agreements providing in whole or in part for the use of any Intellectual Property of the Company or any Company Subsidiary.

         Schedule 4.18 further identifies each of the Company Contracts which contains anti-assignment, change of control or notice of assignment provisions. The Company Contracts are each in full force and effect and are the valid and legally binding obligations of the Company or the applicable Company Subsidiary which is a party thereto and, to Seller's Knowledge, are valid and binding obligations of the other parties thereto, except to the extent that the enforcement of such Company Contracts shall be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity. Each contract relating to the transfer of any Securities or any Company Subsidiary Securities has been delivered to Buyer, was duly executed by the parties thereto, is accurate and complete and will not be amended, modified or terminated. Neither the Company nor any Company Subsidiary is in default under any Company Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default, which such default, individually or together with all other under any Company Contract, could be reasonably expected to have a Company Material Adverse Effect.

         4.19 Significant Customers. Since December 31, 1999, no Significant Customer (as defined below) of the Company or any Company Subsidiary has (a) canceled, suspended or otherwise terminated its written contractual relationship with the Company or any Company Subsidiary, or (b) advised Seller, the Company or any Company Subsidiary of its intention to cancel, suspend or terminate its relationship or to materially decrease its purchases from the Company or any Company Subsidiary or to materially and adversely change the terms upon which it purchases products from the Company or any Company Subsidiary, and, to Seller's knowledge, none of its Affiliates has been advised thereof. Except as indicated on Schedule 4.19, all supplies and services necessary for the conduct of the Company's and the Company Subsidiaries' business as presently conducted are reasonably readily obtainable by the Company or the Company Subsidiaries from alternate sources on reasonably comparable terms and conditions as those presently available to the Company or the Company Subsidiaries. Except as disclosed in Schedule 4.19, at no time during the last two years prior to the date hereof have the sales, manufacturing or other business operations of the Company and the Company Subsidiaries taken as a whole been materially and adversely affected by shortages or availability of products or raw materials necessary to sell or manufacture the products presently sold by the Company or the Company Subsidiaries. For purposes of this Section 4.19, "Significant Customers" shall mean customers whose actual purchases for the year ended December 31, 1999 total US$500,000 (each such customer referred to as a "Significant Customer") of the Company and the Company Subsidiaries taken as a whole, during each of (i) the fiscal year ended December 31, 1999 and (ii) as annualized based on the nine (9) months which ended September 30, 2000.

         4.20     Tax Matters.

         (a) All Tax returns and other similar documents required to be filed with respect to the Company and/or any Company Subsidiary (and/or any of their former owners and/or Affiliates to the extent the same could adversely affect the Company or any Company Subsidiary or Buyer) have been timely filed with the appropriate governmental authorities in all jurisdictions in which such returns and documents are required to be filed, all of the foregoing as filed are true, correct and complete in all material respects and reflect accurately all material liabilities for Taxes of the Company and the Company Subsidiaries (and/or any of their former owners and/or Affiliates to the extent the same could adversely affect the Company or any Company Subsidiary or Buyer) for the periods to which such returns and documents relate, and all amounts shown as owing thereon have been paid or, as set forth on Schedule 4.20, are being contested in accordance with all applicable legal requirements. Buyer acknowledges that the external auditors for the Company and the Company Subsidiaries (and their former owners to the extent the same would adversely affect the Company or any Company

Subsidiary or Buyer) have certified that their tax provisions included in their annual financial statements are in compliance with Mexican Law.

         (b) All material Taxes, if any, collectible or payable by the Company and/or any Company Subsidiary (and/or any of their former owners and/or Affiliates to the extent the same could adversely affect the Company or any Company Subsidiary or Buyer) or relating to or chargeable against any of their assets, revenues or income through June 30, 2000 were fully collected and paid by such date or provided for by adequate reserves in the Company Subsidiaries' consolidated financial statements dated as June 30, 2000 and all material similar items due through the Closing Date will have been fully paid by that date or provided for by adequate reserves in the Company's financial statements dated as of the Closing Date.

         (c) No material claims or deficiencies have been asserted against the Company or any Company Subsidiary (and/or any of their former owners and/or Affiliates to the extent the same could adversely affect the Company or any Company Subsidiary or Buyer) with respect to any Taxes which have not been paid or otherwise satisfied or for which accruals or reserves have not been made in the Company Subsidiaries' June 30, 2000 financial statements, and, there exists no reasonable basis for the making of any such claims, whether in connection herewith or otherwise. Any material claims or deficiencies that are asserted between June 30, 2000 and the Closing Date with respect to any Taxes will be paid, otherwise satisfied, accrued or reserved in the financial statements as of the Closing Date. Neither the Company nor any of the Company Subsidiaries (nor any of their former owners and/or Affiliates to the extent the same could adversely affect the Company or any Company Subsidiary or Buyer) have waived any restrictions on assessment or collection of material Taxes or consented to the extension of any statute of limitations relating to taxation.

         (d) Neither Seller, its shareholders, the Company nor any Company Subsidiary has incurred or will incur any liability, contingent or otherwise, relating to Taxes or otherwise, in connection with the transactions contemplated in connection herewith or in contemplation hereof or any acquisition by Company or any of the Company Subsidiaries or any other change in ownership thereof.

         4.21 Related Parties. Except as set forth on Schedule 4.21, neither Seller, the Company, the Company Subsidiary, any of their respective Affiliates, to Seller's Knowledge after due inquiry, their current executive officers listed on Schedule 4.21 hereto, nor their members of the Board of Directors: (a) own, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, supplier or customer of the Company or any of the Company Subsidiaries; (b) own, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible that is material to and used in the business, financial condition, prospects or results of operations of the Company and the Company Subsidiaries taken as a whole; or (c) has an interest in or is, directly or indirectly, a party to any Company Contract, except for employment, consulting or other personal service agreements which are listed on Schedule 4.17(a) hereto.

         4.22 Insurance. Set forth on Schedule 4.22 is a list of all insurance policies providing insurance coverage of any nature to the Company or any Company Subsidiary. Such policies are sufficient for the compliance by the Company and each of its Subsidiaries with all requirements of Law and all Company Contracts in light of its current business and consistent with similarly situated companies. All of such policies are (i) in full force and effect and are valid and enforceable in accordance with their terms, and (ii) to Seller's Knowledge, enforceable against the insurer thereunder, in accordance with their terms. The Company and each of the Company Subsidiaries has complied with all material terms and conditions of such policies, including the payment of premium payments. To Seller's Knowledge, none of the insurance carriers has given any written notice to cancel or not to renew any such policies. To Seller's Knowledge, neither Company nor any Company Subsidiaries has any claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

         4.23 Labor Relations. There is no strike or dispute pending or, to Seller's Knowledge, threatened involving any employees of the Company or any Company Subsidiary. None of the employees of the Company or any Company

Subsidiary is a member of any labor union (except as set forth in Schedule 4.23), and neither the Company nor any Company Subsidiary is a party to, otherwise bound by, or, to Seller's Knowledge, threatened with any labor or collective bargaining agreement (except as set forth in Schedule 4.23). To Seller's Knowledge, none of the employees of the Company or any Company Subsidiary are engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Without limiting the generality of Section 4.12, (a) no unfair labor practice complaints are pending or, to Seller's Knowledge, threatened against the Company or any Company Subsidiary, and (b) no Person has made any claim, and there is no basis for any claim, against the Company or any Company Subsidiary under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

         4.24 Absence of Certain Business Practices. Neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or other Person for whom the Company or any Company Subsidiary may be responsible nor any Person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures. Neither the Company nor any Company Subsidiary nor any current director, officer, agent, employee or other Person for whom the Company or any Company Subsidiary may be responsible nor any Person acting on behalf of the Company or any Company Subsidiary has accepted or received any unlawful contributions, payments gifts or expenditures.

         4.25     Pharmaceutical Products.

         (a) Schedule 4.25(a) lists each product currently developed, manufactured, licensed, distributed or sold by the Company or any Company Subsidiary (collectively, the "Products"). Each Product manufactured by the Company or any Company Subsidiary has been manufactured in accordance with (i) the product registration applicable to such Product, and (ii) the specifications under which the Product is normally and has normally been manufactured.

         (b) Schedule 4.25(b) lists all product registrations which are pending or maintained by the Company or any Company Subsidiary, and with respect to pending product registrations, the phase of clinical development of the Products which are the subject thereof. A true and complete copy of each such product registration has been previously delivered to Buyer.

         (c) Schedule 4.25(c) lists all (i) Products which at any time have been recalled, withdrawn or suspended by the Company or any Company Subsidiary, since January 1, 1998, whether voluntarily or otherwise, (ii) without limiting the generality of Section 4.12, completed or pending proceedings, since January 1, 1998, seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) regulatory letters, warning letters, and letters of adverse findings from governmental authorities received, since January 1, 1998, by the Company, any Company Subsidiary or, to the Seller's Knowledge, their respective attorneys, copies of which have previously been delivered to Buyer.

         (d) Except as set forth on Schedule 4.25(d), to Seller's Knowledge, there exist no set of facts, as the business of the Company or the Company Subsidiaries is currently conducted: (i) which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any Product registration, Product license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any currently applicable domestic or foreign governmental or regulatory authority with respect to the Company, any Company Subsidiary, or any of the Products; (ii) which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any clinical testing of any Product, or the change in marketing classification of any Product; or (iii) which could reasonably be expected to have a Company Material Adverse Effect in connection with the continued operation of any facility of the Company or any Company Subsidiary.

         (e) Except as set forth in Schedule 4.25(e), all Products which have been sold through the Company or the Company Subsidiaries have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law. Except as disclosed in Schedule 4.25(e) hereto, during the last two years, none of the Company or any of the Company Subsidiaries have received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of their Products.

         4.26     Compliance with Environmental Laws. Except as set forth in
Schedule 4.26, each of the Company and the Company Subsidiaries is in compliance with all applicable Environmental Laws. Except as indicated in Schedule 4.26,
(a) there have been no governmental claims, citations, notices of violation, judgements, decrees or orders received by Seller (with respect to the Company or any Company Subsidiary), the Company or any of the Company Subsidiaries, or to Seller's Knowledge, any of their Affiliates, for impairment or damage, injury or adverse effect to the environment or public health relating to environmental matters, and there have been no proceedings initiated by non-governmental parties with respect to any such matters, (b) there is no condition relating to any properties of the Company or any of the Company Subsidiaries that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws, and (c) the Company and each of the Company Subsidiaries has complied with all applicable Environmental Laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable Environmental Laws.

         4.27 Inventories. Except as set forth on Schedule 4.27, the Inventories of the Company and the Company Subsidiaries shown on the balance sheets included in the Financial Statements and the Inventories of the Company and each of the Company Subsidiaries as of the Closing Date are stated and will be stated on a last cost basis in accordance with Mexican GAAP, are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of the Company and the Company Subsidiaries as currently conducted or any items whose expiration date has passed or will pass within six (6) months of the date hereof and of Closing (which, with respect to items which do not have an expiration date, shall in any event not include quantities of items not usable or salable within three (3) months from the date hereof), the value of which has not been fully written down or reserved against in the Financial Statements.

         4.28     [Intentionally Omitted]

         4.29 List of Accounts. Set forth on Schedule 4.29 is: (a) the name and address of each bank or other institution in which the Company and the Company Subsidiaries maintains an account (cash, securities or other) or safe deposit box; (b) the name and phone number of and Company's and the Company Subsidiaries' contact person at such bank or institution; (c) the account number of the relevant account and a description of the type of account; and (d) the persons authorized to transact business in such accounts.

         4.30 Disclosure. No representation or warranty by Seller contained in this Agreement, the certificates delivered at Closing or in Seller's disclosure schedules delivered in connection herewith, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         4.31 No United States Transactions. None of Seller, the Company, or the Company Subsidiaries individually or in the aggregate, (i) hold assets located in the United States having an aggregate book value of US$15 million or more or (ii) during the year ended December 31, 1999, made aggregate sales in or into the United States of US$25 million or more.

         4.32 Supply and Product Purchase Agreements. All supply and product purchase agreements entered into or being entered into in connection herewith between the Company or any Company Subsidiary and Affiliates of Seller contain prices and payment terms which are identical to those which previously existed between these parties during 1999 and all other terms are no less favorable to the Company and Company Subsidiaries than the supply and product purchase arrangements which previously existed during 1999 with the same Affiliates of Seller.

         4.33 Transfer of Real Property. All real property transferred by the Company or any Company Subsidiary within one year prior to the Closing, did not generate any revenues during such period and was not adjacent to any Company Subsidiary's facilities.

                                    ARTICLE 5

                                    COVENANTS

         During the period from the date of this Agreement to the Closing Date, Seller and Buyer, as applicable, agree to perform the covenants set forth below.

         5.1      Interim Operations of the Company.

         (a) Except to the extent Buyer specifically gives its prior written consent as requested exclusively by Seller's controller, Seller shall and shall cause each of the Company and the Company Subsidiaries to operate their respective businesses only in the ordinary and usual course consistent with past practices and to (i) use commercially reasonable efforts to preserve intact their respective business organizations and the goodwill of their customers, suppliers and others having business relations with them, (ii) use commercially reasonable efforts to retain the services of its present officers, employees and agents; (iii) promptly furnish to Buyer a copy of any correspondence received from or delivered to any governmental authority, which is material, or regarding any matter that would result in liability to the Company or any Company Subsidiary, (iv) maintain and keep its properties and assets in as good a repair and condition as is consistent with past practices in the ordinary and usual course of their businesses; and (v) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date hereof.

         (b) Additionally, during the period from the date of this Agreement to the Closing Date, except with the prior consent of Buyer, as requested exclusively by Seller's controller, or as contemplated by any other provision of this Agreement, Seller shall cause the Company and each Company Subsidiary not to, directly or indirectly,

                  (i) amend or otherwise change their respective Articles of Association or equivalent organizational documents;

                  (ii) issue, sell or authorize for issuance or sale, shares of any class of their respective securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating them to issue or sell any such securities;

                  (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of their respective capital stock or any option, warrant or other right to purchase or acquire any such shares;

                  (iv) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to their respective capital stock other than the payments to shareholders declared in the February and August Shareholders Meeting of Fustery for the year ended December 31, 1999 in an aggregate amount equal to MP$53,078,643.17;

                  (v) sell, transfer, or dispose of any of their respective assets or property rights (tangible or intangible), other than in the ordinary course of business consistent with past practices, at a price equal to the greater of fair market value or book value;

                  (vi) grant or make any material Lien on any of their respective properties or assets except any Lien that will be discharged prior to the Closing Date;

                  (vii) disclose any proprietary or confidential information to any third party, except to Buyer;

                  (viii) create, incur or assume any indebtedness in an aggregate amount exceeding US$75,000, or any liability except in the ordinary course of business consistent with past practices, but in no event in an aggregate amount exceeding US$75,000;

                  (ix) make or commit to make any capital expenditures in excess of US$25,000 for any one capital expenditure or US$100,000 in the aggregate for all capital expenditures;

                  (x)      become subject to any Guaranty;

                  (xi) apply any of their respective assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly by, to or for the benefit of Seller or any Affiliate thereof or to the prepayment of any such amounts or engage in any transactions with any Affiliate which are not arms length and in the ordinary course of business;

                  (xii) write off the value of any inventory or any accounts receivable or increase, the reserves for obsolete, damaged, spoiled or otherwise not usable inventory or doubtful or uncollectable receivables;

                  (xiii) increase the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any Plan or otherwise), other than increases in the ordinary course of business and consistent with past practice or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary or any Affiliate thereof, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of any existing collective bargaining agreement;

                  (xiv) enter into any agreement which would be a Company Contract, or materially amend or terminate any existing Company Contract;

                  (xv) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

                  (xvi) alter in any adverse manner the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, except in compliance with changes in Mexican GAAP subsequent to the date hereof;

                  (xvii) agree to accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular dates or the date when the same could have been collected in the ordinary course of business consistent with past practices;

                  (xviii) waive, release, assign, settle or compromise any claims or litigation involving a settlement in excess of US$25,000;

                  (xix) make any Tax election or settle or compromise any material federal, state or local or federal income Tax liability;

                  (xx) allow levels of inventory to vary in any material respect from the levels customarily maintained;

                  (xxi) take or omit to take any action which is intended to render any of Seller's representations or warranties untrue or misleading, or which would be a material breach of any of Seller's covenants;

                  (xxii) take any action which is intended to have a Company Material Adverse Effect; or

                  (xxiii) agree, whether in writing or otherwise, to do any of the foregoing.

         5.2 Access. Seller shall afford to Buyer and its agents and representatives access to the properties, books, records and other information of the Company and the Company Subsidiaries, provided that such access shall be granted upon reasonable notice and at reasonable times during normal business hours in such a manner as to not unreasonably interfere with normal business operations, and will use their best efforts to cause the personnel of the Company and the Company Subsidiaries to assist Buyer in its investigation of the Company. Seller shall furnish promptly to Buyer all other information and documents concerning its business, assets, liabilities, properties and personnel as Buyer may from time to time reasonably request.

         5.3 Confidentiality. Except as otherwise required by law or in the performance of obligations under this Agreement, any non-public information received by a party (including its Affiliates) or its advisors from the other party shall be kept confidential and shall not be used or disclosed for any purpose other than in furtherance of the transactions contemplated by this Agreement. The obligation of confidentiality shall not extend to information which (a) is or becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, (b) was in the possession of a party prior to its receipt from the other party, or (c) becomes available to a party on a nonconfidential basis from a source other than a party to this Agreement, provided such source is not in violation of a confidentiality agreement with the party providing such information. Upon termination of this Agreement, each party shall, upon request, promptly return or destroy any confidential information (which, for purposes of this Section 5.3, shall include any of the confidential information described in Section 6.5 hereof) received from the other party. The covenants of the parties contained in this Section 5.3 shall survive any termination of this Agreement but shall terminate at the Closing, if it occurs, with respect to information concerning the Company and the Company Subsidiaries.

         5.4 Consent of Governmental Authorities and Others. Each of Buyer on the one hand and Seller, on the other, agree to file, submit or request, and to cause its Affiliates to file, submit or request (or cause to be filed, submitted or requested) promptly after the date of this Agreement and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any governmental or regulatory authorities, as specified in Section 4.4 or in the case of Seller or its Affiliates as otherwise necessary in connection with the transactions contemplated in contemplation hereof or in connection herewith, and (b) in the case of Seller, requests for consents and approvals of Persons required to be obtained by Seller, the Company, the Company Subsidiaries or any of their Affiliates, as specified in Section 4.3 or, in connection with the transactions contemplated by or in connection with this Agreement; provided, however, Seller, the Company, the Company Subsidiaries and their Affiliates shall not make any Agreement or arrangement relating thereto which would adversely impact Company or any Company Subsidiary. Each of Buyer on the one hand and Seller on the other, shall promptly make available to the other such information as each of them may reasonably request relative to the business, assets and property of Buyer, on the one hand, or Seller, the Company the Company Subsidiaries and their Affiliates, on the other hand, as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any governmental authority, and shall update by amendment or supplement any such information given in writing. Each of Buyer on the one hand and the Company and Seller on the other, represent and warrant to the other that their (and their Affiliates') respective filings, submissions, requests for consents and approvals, as amended or supplemented, shall be true and not misleading to the extent that would give rise to any liability.

         5.5 Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties shall, and shall use their best efforts to cause their Affiliates to, use commercially reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated in connection with or by this Agreement that are dependent upon his or its actions. Seller and Buyer further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the sale of the Securities contemplated hereunder, to use all commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

         5.6 Further Assurances. The parties shall, and shall use their best efforts to cause their Affiliates to, deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including all such instruments of transfer as may be necessary to transfer ownership of the Securities and the Shares and to consummate the other transactions contemplated by or in connection with this Agreement.

         5.7 Publicity. The parties agree, and shall cause their Affiliates, to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated in connection with or by this Agreement. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations under applicable Law or the rules of the AMEX. Subject to the foregoing, the disclosing party shall give the non-disclosing party a copy of any such disclosure and the non-disclosing party shall approve the same prior to its release, which consent shall not be unreasonably withheld, delayed or conditioned.

         5.8 Acquisition Proposals; Notices. Except for the transactions contemplated by this Agreement, unless and until the earlier to occur of (a) the Closing Date or (b) the date this Agreement shall have been terminated, neither the Seller nor Company nor any Company Subsidiary nor any Affiliate thereof shall: directly or indirectly (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or substantially all of the business and properties of Company or any Company Subsidiary, whether by merger, purchase of assets or otherwise, or (ii) except as required by law, disclose any information not customarily disclosed to any Person concerning the business and properties of Company or any Company Subsidiaries, afford to any Person (other than the Buyer and its designees and the agents of the Company or the Company Subsidiaries and their Affiliates and solely for purposes of facilitating the transactions contemplated hereby) access to the properties, books or records of Company and Company Subsidiaries or otherwise assist or encourage any Person, in connection with any of the foregoing. In the event Seller, Company or any Company Subsidiary or any Affiliate thereof shall receive any offer of proposal of the type referred to in clause (i) above, Seller shall promptly inform the Buyer as to any such offer. Each party shall promptly notify the other of (i) any action, suit or proceeding that shall be instituted or threatened against such party or its Affiliates to restrain, prohibit or otherwise challenge the legality of any transaction contemplated in connection with or by this Agreement, (ii) any occurrence which could reasonably be expected to make any representation of such party or its Affiliates untrue and (iii) any breach by such party or its Affiliates of any covenant. Seller shall promptly notify the Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced which would have been required to be listed in any schedule hereto if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

         5.9 Employment Agreements. Seller shall cause the Domingo Benavides Arredondo and Fustery to execute and deliver the Employment Agreement set forth in Exhibit 7.2(h), in the form attached, at the Closing.

         5.10 Non-Competition and General Release Agreements. Seller shall cause the Persons listed as parties to the non-competition agreements and general releases set forth in Exhibit 7.2(j) to execute and deliver them, in the form attached, at the Closing.

         5.11 Escrow Agreements. Seller shall cause the Persons, other than the Buyer, listed as parties to the Escrow and the Adjustment Escrow Agreements set forth in Exhibit 7.2(n)-1 and -2 to execute and deliver them, in the forms attached at the Closing, and Buyer shall execute and deliver same at Closing.

         5.12     Guaranties. The Buyer shall cause the condition set forth in
Section 7.3(e) with respect to Guaranties to be satisfied at or prior to Closing. The Seller shall cause the condition set forth in Section 7.2(o) with respect to Guaranties to be satisfied at or prior to Closing.

         5.13 Real Estate. Seller shall cause the owner of the Mexico City Real Estate to transfer such real estate to Fustery free and clear of all Liens for nominal consideration on or prior to the Closing Date.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1 Investigation; Notices. The representations, warranties and covenants set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties and covenants were made.

         6.2      Survival. Sections 2.2, 2.3, 2.4, 2.5, 5.4, 5.6, 5.7, 6.1,
6.2, 6.3, 6.4, 6.5, 6.6, 6.7 and 6.8, Articles 8 and the representations and warranties of Seller and Buyer set forth in this Agreement shall survive the Closing Date for five (5) years after the Closing Date.

         6.3 General Release. Seller, on behalf of itself and its Affiliates, hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, each of the Company and the Company Subsidiaries and its officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of the Company or any Company Subsidiary to Seller and/or its Affiliates; provided that in no event shall the foregoing limit or bar any such rights, claims, demands or judgments against or obligations, liabilities or damages from Buyer that the Seller may have pursuant to this Agreement. Seller expressly intends that the foregoing release shall be effective regardless of whether the basis for any claim or right hereby released shall have been known to or anticipated by Seller.

         6.4      Indemnification.

         (a)      Indemnification.

                  Seller agrees to defend, indemnify and hold harmless Buyer and its current and future Affiliates and their respective directors, officers, employees and agents (collectively, the "Buyer Indemnified Parties") from, against and in respect of, (i) any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, Taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, the "Liabilities"), arising from, in connection with, or incident to any breach or violation of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or in any schedule, hereto, or any certificate delivered by Seller at the Closing pursuant to this Agreement, (ii) any and all Liabilities and/or Taxes incurred through the Closing Date (whether or not due until after the Closing Date) with respect to the Company and the Company Subsidiaries or any affiliated group of which the Company or a Company Subsidiaries was a member at any time prior to the Closing Date and (iii) any and all capital or other Taxes related to or arising from the transactions contemplated hereby, in connection herewith or in contemplation hereof by reason of any Liability for Taxes of the Company or any Company Subsidiary or any of their shareholders and assessed by any taxing authority against Seller, its shareholders (or former shareholders), the Company, the Company Subsidiaries and/or any of their respective Affiliates either before or after the Closing Date.

         (b)      Indemnification by Buyer.

                  Buyer agrees to defend, indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees, shareholders and agents (collectively, the "Seller Indemnified Parties") from, against, and in respect of, any and all Liabilities arising from, in connection with or incident to any breach or violation by Buyer of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement or in any schedule hereto, or any certificate delivered by Buyer at the Closing pursuant to this Agreement.

         (c)      Limitations on Indemnification.

                  (i) Notwithstanding anything to the contrary contained herein, except for subsection (iv) below, (x) neither party shall be obligated to indemnify and hold harmless the other under this Section 6.4 for breaches of representations and warranties unless and until all Liabilities in respect of which such party is obligated to provide indemnification (net of insurance proceeds) exceed Five Hundred Thousand United States Dollars (US$500,000) following which (subject to the provisions of this Section 6.4) such party shall be obligated to indemnify and hold harmless, the other party for all such Liabilities.

                  (ii) The aggregate amount of Liabilities for which a party shall have liability under this Section 6.4 shall not exceed Thirty Million United States Dollars (US$30,000,000) until the first anniversary of the Closing Date, Twenty-Four Million United States Dollars (US$24,000,000) until the second anniversary of the Closing Date, Eighteen Million United States Dollars (US$18,000,000) until the third anniversary of the Closing Date, and Fifteen Million United States Dollars (US$15,000,000) until the fifth anniversary of the Closing Date.

                  (iii) Notwithstanding anything in this Agreement to the contrary, except as provided in subsection (iv) below, the obligations of Seller and Buyer, as applicable, to provide indemnification under this Agreement shall terminate and be extinguished forever at the close of business on the fifth anniversary of the Closing Date; provided, however, that the obligations of Seller or Buyer, as applicable, to provide indemnification under this Agreement shall not terminate at such time with respect to any claim that has been asserted by delivering a notice of such claim to the indemnifying party in accordance with the terms hereof and such claim has not been paid or otherwise resolved as of the date on which such indemnity obligation would otherwise terminate pursuant to this Section 6.4(c)(iii). If a claim has been asserted and not paid or resolved as described above, the indemnity obligations of Seller or Buyer, as applicable, shall continue beyond such fifth anniversary, but (1) the indemnity obligation shall continue only with respect to the claim in question, and only until such claim is paid or otherwise finally resolved, and (2) in the case of Seller as the Indemnifying Party, any Escrowed Property in escrow not reasonably determined by Buyer to be needed to cover the disputed claim shall be released from escrow to Seller upon written instructions to the Escrow Agent in connection therewith by Buyer upon which the Escrow Agent shall be entitled to conclusively rely.

                  (iv) Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this subsection
(c) shall apply to matters relating to intentional or fraudulent breaches, violations or misrepresentations.

         (d)      Indemnification Procedures.

                  (i) The indemnified party shall notify the indemnifying party in writing of any claim that it reasonably believes is likely to result in a Liability within 60 days of the date such party receives written notice of the claim (and may otherwise at any time provide notice of a claim), describing in reasonable detail the claim and, if known, the estimated amount of the claim; provided, however, that the failure of an indemnified party so to notify the indemnifying party of the claim shall not relieve the indemnifying party of its obligations under this Agreement except and to the extent the indemnifying party shall have been actually materially prejudiced as a result of such failure.

                  (ii) If any claim for indemnification arises out of or involves a claim or demand made by a third party (a "Third Party Claim"), then the indemnifying party shall, if such Third Party Claim does not involve a claim for specific performance or other equitable relief, be entitled to control the defense thereof at the indemnifying party's sole cost and expense if the indemnifying party has clearly demonstrated (and continues to clearly demonstrate) its ability to satisfy the entire claim, and irrevocably and unconditionally (i) acknowledges in writing its obligation to indemnify the indemnified party therefor for the full amount thereof, and (ii) promptly assumes the defense thereof (and continues the defense thereof) at its own expense in good faith and in a reasonably prudent manner with counsel selected by the indemnifying party; provided, that such counsel is reasonably acceptable to the indemnified party. In any such defense, the indemnified party may participate with its own separate counsel; it being understood that for so long as the indemnifying party is pursuing the defense as provided above, the legal expenses subsequently incurred by the indemnified party in connection with the defense thereof shall be paid by the indemnified party; provided, however, if the indemnified party reasonably believes in good faith that the interests of the indemnified party and the indemnifying party may not be consistent, that there may be defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party or the counsel representing the indemnifying party has a conflict, then the indemnified party shall have the right, but not the obligation, to control the defense thereof, and in any such case the liability with respect to such claim shall include the reasonable fees and costs of one law firm selected by the indemnified party. The indemnified party shall deliver to the indemnifying party copies of all notices and documents (including court papers) received by the indemnified party relating the Third Party Claim along with the notice referred to above.

         The indemnifying party and the indemnified party shall reasonably cooperate with each other in connection with the defense or prosecution of any Third Party Claim for so long as the indemnifying party is defending same as provided above, and such cooperation of the indemnified party shall be at the indemnifying party's sole cost and expense; and at all times the indemnifying party shall reasonably cooperate with the indemnified party. Such cooperation shall include the retention (after notice of the Third Party Claim) and (upon a party's request) the provision of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         In the event that the indemnifying party fails to defend and continue to defend the Third Party Claim as provided above, the indemnified party shall have the right, but not the obligation, to defend the same and make any compromise or settlement and be indemnified therefor in accordance with the terms hereof, and the indemnified party shall not make any other compromise or settlement of the Third Party Claim without the prior written consent of the indemnifying party which shall not be unreasonably withheld.

         If the indemnifying party shall have assumed the defense of a Third Party Claim and for so long as such defense is prosecuted as provided above, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third party Claim and which would not otherwise adversely affect the indemnified party, by way of injunctive or equitable relief against the indemnified party or its Affiliates or their respective employees or businesses or otherwise.

         (e)      Indemnification Payments Net of Taxes.

                  All sums payable by an Indemnifying Party as indemnification under this Section 6.4 shall be paid free and clear of all deductions or withholdings (including any Taxes or governmental charges of any nature) unless the deduction or withholding is required by law, in which event or in the event the Indemnified Party shall incur any liability for Tax chargeable or assessable in respect of any such payment, the Indemnifying Party shall pay such additional amounts as shall be required to cause the net amount received by the Indemnified Party to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such liability for Taxes been incurred.

         6.5 Confidentiality. Seller acknowledges that the Intellectual Property and all other confidential or proprietary information with respect to the business and operations of the Company and the Company Subsidiaries are valuable, special and unique. Seller shall not and shall cause its Affiliates not to, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Company, the Company Subsidiaries or Buyer, whether or not for Seller's own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, Intellectual Property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company, the Company Subsidiaries, or Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by Seller (including its Affiliates) or a Person to whom Seller, Buyer, the Company or any Company Subsidiary has provided such information. Seller acknowledges that Buyer would not enter into this Agreement without the assurance of the Seller that all such confidential and proprietary information will be used for the exclusive benefit of the Company and the Company Subsidiaries.

         6.6      Continuing Obligations. The restrictions set forth in Section
6.5 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and Buyer. Buyer and Seller acknowledge that Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy to Buyer in the event the covenants contained in Section 6.5 were not complied with in accordance with their terms. Accordingly, Seller agrees that any breach or threatened breach by it of any provision of Section 6.5 shall entitle Buyer to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to Buyer as set forth herein. If any provision of Section 6.5 is adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

         6.7 Seller Restrictions on Sale. Seller understands and acknowledges that the Exchange Shares have been registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, Seller further understands and acknowledges that any sale, transfer or disposition by them of any of the Exchange Shares may, under current law, be made only (a) in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act, (b) pursuant to an effective registration statement under the Securities Act, (c) upon receipt by Buyer of an opinion of counsel reasonably acceptable to Buyer, or a "no-action" letter obtained by it from the SEC, to the effect that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act, or (d) upon receipt by Buyer of a representation letter from Seller reasonably acceptable to Buyer.

         6.8 Guaranties. After the Closing Buyer shall use commercially reasonable efforts to discharge the Guaranties set forth on Exhibit 7.3(e) which were not discharged at Closing; provided, however, that such efforts shall not require Buyer, Company or any Company Subsidiary to take any action which would adversely impact it, including, but not limited to, modifying the underlying obligations or providing additional or different collateral.


                                    ARTICLE 7

                   CLOSING; CONDITIONS PRECEDENT; TERMINATION

         7.1      Closing.

         (a) The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall take place at the offices of Buyer's counsel at 1 S.E. 3rd Avenue, Suite 2700, Miami, Florida 33131, on the date that is five
(5) business days after all conditions are satisfied (the "Closing Date"), or on such other date and at such other place as may be agreed to by the parties. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         (b) At the Closing, Seller shall deliver to Buyer (i) all of the certificates representing the Securities together with stock powers endorsed to Seller sufficient to convey to Buyer or its permitted designee good and marketable title to the Securities free and clear of all Liens, (ii) all of the certificates representing the Company Subsidiary Securities, which Securities will be owned by the Company or Buyer's designee at Closing, free and clear of all Liens, (iii) the effective written resignations of each of the directors, and members of the Supervisory Board of the Company and the Company Subsidiaries, (iv) such other documents as may be specified, or required to satisfy the conditions set forth in Sections 7.2 and 7.3, and (v) such other documents and instruments necessary to effectuate the transfer of the Securities as Buyer may reasonably request.

         (c) At the Closing, Buyer shall deliver to Seller (i) evidence that the Exchange Shares to be delivered to Seller pursuant to Section 2.2(a) have been issued to Seller, it being understood that the certificates with respect to such Exchange Shares will be delivered to Seller within ten (10) business days after the Closing Date; (ii) all cash required pursuant to Sections 2.2(a) and (b) hereof, to be paid by wire transfer of immediately available funds to such account or accounts as may be designated by Seller; and (iii) such documents as may be specified, or required to satisfy the conditions set forth, in Sections 7.2 and 7.3.

         7.2 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver at or prior to the Closing of the following conditions.

         (a) Representations and Warranties True. The representations and warranties of Seller contained in this Agreement and in any certificate delivered at Closing pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality or Company Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date, and except to the extent to changes expressly permitted by the terms of this Agreement.

         (b) Covenants Performed. The covenants of Seller, the Company and each of the Company Subsidiaries contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects.

         (c) No Company Material Adverse Effect. There shall have not occurred any Company Material Adverse Effect since December 31, 1999.

         (d) Consents. Seller, the Company, the Company Subsidiaries and/or their respective Affiliates, as the case may be, shall have obtained all consents and approvals of Persons required to consummate the transactions contemplated by or in connection with this Agreement, each of which shall have been obtained without the imposition of any adverse terms or conditions.

         (e) Opinions of Counsel. Buyer shall have received from Loyens & Loeff, Loyens & Volkmars, and Javier Rodriguez Lucio, Belgian, Dutch and Mexican legal counsel, respectively, to Seller, opinion letters, dated the Closing date, in form and substance reasonably satisfactory to Buyer, with respect to the matters set forth in Exhibit 7.2(e) to this Agreement.

         (f) Company's Certificate. The Company shall have delivered to Buyer a certificate executed by its President and Chief Executive Officer, dated the Closing Date, certifying that the conditions specified in Sections 7.2(a),
(b) and (c) above have been fulfilled.

         (g) No Litigation. No litigation, binding arbitration or other proceeding shall be pending against any of the parties hereto by or before any court, binding arbitration panel or governmental authority of competent jurisdiction; no applicable Law or regulation shall have been enacted after the date of this Agreement; and no binding applicable judicial or administrative decision shall have been rendered; in each case, which enjoins or prohibits, or seeks to enjoin or prohibit the consummation of the transactions contemplated by or in connection with this Agreement.

         (h) Employment Agreements. Each of the parties thereto shall have entered into employment agreements substantially in the forms of Exhibits 7.2(h).

         (i) Intercompany Agreements. Fustery shall have entered into a supply agreement with Fersina Gist-Brocades and a product purchase agreement with Farmacias Benavides in the forms of Exhibits 7.2(i)-1 and -2.

         (j) Noncompetition and General Release Agreements. Each of the parties thereto shall have entered into noncompetition agreements and general releases in the form of Exhibit 7.2(j) with those persons listed on Schedule 7.2(j).

         (k) Organizational Documents. Seller shall have delivered to Buyer certified organizational documents and Good Standing Certificates for Seller, the Company and each Company Subsidiary.

         (l) Sale of Company Securities. Seller shall have caused the sale of the one or more outstanding shares of capital stock of the Company and the Company Subsidiaries not owned by the Company to a Person or Persons designated by Buyer for no additional consideration.

         (m) Real Estate. Seller shall have acquired good and marketable title to the real estate ("Mexico City Realty Estate") on which the Company's Mexico City facility is located for nominal consideration (approximately 14,830.40 square meters), free and clear of all Liens.

         (n) Escrow Agreements. Each of the parties thereto shall have entered into the Escrow Agreement and Adjustment Escrow Agreement in the forms of Exhibits 7.2(n)-1 and -2.

         (o) Release of Guaranties. All Guaranties executed by the Company or any of the Company Subsidiaries for the benefit of Seller or its Affiliates or any other Person other than the Company or a Company Subsidiary shall have been released prior to the Closing Date.

         (p) Effective Registration Statement. Buyer's Registration Statement on Form S-4 shall be effective on the Closing Date. Such Registration Statement (including the documents incorporated by reference therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         7.3 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver at or prior to the Closing of the following conditions.

         (a) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement and in any certificate delivered at Closing pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects) as of the Closing Date with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date, and except to the extent to changes expressly permitted by the terms of this Agreement.

         (b) Covenants Performed. The covenants of Buyer contained in this Agreement to be performed or complied with on or prior to the Closing Date shall have been duly performed or complied with in all material respects.

         (c) Buyer's Certificate. Buyer shall have delivered to Seller a certificate executed by its President or a Vice President, dated the Closing Date, certifying in such detail as Seller may reasonably request, that the conditions specified in Sections 7.3(a), (b) and (g) above have been fulfilled.

         (d) Consents. All consents and approvals by governmental authorities and other Persons necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

         (e) Guaranties. The Guaranties set forth on Exhibit 7.3(e) shall have been discharged or replaced by Buyer prior to the Closing Date, or Buyer shall have indemnified the guarantor for such Guaranties not released or replaced.

         (f) No Litigation. No litigation, arbitration or other proceeding shall be pending against any of the parties hereto before any court, binding arbitration panel or governmental authority; no applicable Law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of the transactions contemplated by this Agreement.

         (g) Effective Registration Statement. Buyer's Registration Statement on Form S-4 shall be effective on the Closing Date. Such Registration Statement (including the documents incorporated by reference therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         7.4      Termination.

         (a) This Agreement and the transactions contemplated hereby may be terminated prior to the Closing: (i) at any time by mutual consent of the parties; (ii) by either party if the Closing has not occurred on or prior to the date which is ninety (90) days after the date hereof (such date as it may be adjusted, pursuant to the terms hereof the "Termination Date"), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder and provided, further, that the Termination Date shall be extended by ten (10) days in the event any necessary governmental approvals to the consummation of the sale of the Securities contemplated hereunder have not been obtained; (iii) by Buyer at any time in its sole discretion if any of the representations or warranties of Seller in this Agreement are not in all material respects true, accurate and complete or if Seller breaches in any material respect any covenant contained in this Agreement; or (iv) by Seller at any time in its sole discretion if any of the representations or warranties of Buyer in this Agreement are not in all material respects true, accurate and complete or if Buyer breaches in any material respect any covenant contained in this Agreement.

         (b) Buyer or Seller, as the case may be, shall give the other party written notice of its intent to terminate this Agreement pursuant to clauses (iii) or (iv) above, as the case may be, and the other party shall have forty-five (45) days from its receipt of such notice, but in no event later than the Termination Date, to cure such breach.

         (c) If this Agreement is terminated pursuant to this Section 7.4, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the cure periods set forth in (b) above, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement. Notwithstanding the foregoing, any termination of this Agreement pursuant to this Section shall not relieve any party from any liability for the intentional, willful or bad faith breach of any representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach (except that the actual delivery of the schedules shall not be deemed to be intentional for such purpose). Notwithstanding the termination of this Agreement, the respective obligations of the parties under Sections 5.3, 5.7, 6.1, 6.2, 6.4 and 7.4 and Article 8 shall survive the termination of this Agreement.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given when actually received or
(a) in the case of delivery by overnight or similar service with guaranteed next day delivery, the next day or the actual day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Buyer shall also be sent to IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137, Attention: General Counsel, Fax (305) 575-6049. A copy of any notices delivered to Seller or the Company shall also be sent to Brown & Wood LLP, One World Trade Center, New York, New York 10048, Attention:
Michael L. Fitzgerald, Esq. And Lori Anne Czepiel, Esq.

         8.2 Entire Agreement. This Agreement, its schedules and exhibits contain every obligation and understanding between the parties relating to the subject matter hereof, merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

         8.3 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Buyer may assign this Agreement to one of its wholly-owned Subsidiaries, whether such Subsidiary currently exists or is formed in the future; provided that Buyer shall remain liable for all of its obligations under this Agreement. Buyer may assign the right to receive one or more of the Securities to any Person affiliated with Buyer to comply with the obligation established by the Mexican Law on Business Organizations that stock companies have a minimum of two stockholders, without such written consent; and provided further that Buyer shall remain liable for all of its obligations under this Agreement and any such assignee shall have no rights against Seller. Subject to the above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

         8.4 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

         8.5 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         8.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

         8.7 Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as "Costs") incurred by it, or in the case of Seller, the Company or Company Subsidiaries, incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

         8.8 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

         8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.10 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

         8.11 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

         8.12 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

         8.13 Arbitration. All disputes, controversies and claims directly or indirectly arising out of or relating to this Agreement (including all of the Exhibits to this Agreement), or the validity, interpretation, construction, performance, breach, termination or enforceability of this Agreement (including this clause and all of the Exhibits to this Agreement) (collectively, "Disputes"), shall be resolved in accordance with the procedures set forth in this Section. The parties shall initially attempt in good faith to resolve all Disputes amicably between themselves. If a Dispute remains unresolved, either Party may submit the matter to arbitration. All Disputes to be submitted to arbitration shall be finally, exclusively and conclusively settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC"), which Rules shall be deemed to be incorporated by reference into this Article. The place of arbitration shall be Miami, Florida USA if the request for arbitration is made by Seller and Houston, Texas U.S.A. if the request for arbitration is made by Buyer. The language of the arbitrators shall be English and all documents not in English submitted by any party shall be accompanied by a certified English translation thereof. Unless otherwise agreed by the Parties, the number of arbitrators shall be three. Each party shall appoint one arbitrator, and the third arbitrator shall be appointed by the ICC. In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, such arbitrator be appointed by the ICC in accordance with the Rules. Execution upon the award of the arbitrators may be entered in any court having jurisdiction thereof. The Parties acknowledge that the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the "New York Convention") applies to this Agreement and to any arbitral award or order resulting from any arbitration concluded hereunder. The costs of any arbitration, including without limitation administrative and arbitrators' fees, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert witness fees, if any.

                         [signatures on following page]

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.



                                    BUYER:
                                    -----

                                    IVAX CORPORATION


                                    By:_________________________________
                                    Neil Flanzraich
                                    Vice Chairman and President
                                    4400 Biscayne Boulevard
                                    Miami, Florida  33137
                                    USA

                                    Facsimile: (305) 575-6016


                                    SELLER
                                    ------

                                    MORCOB, CVA

                                    By TARIX HOLDING N.V., as its sole director,
                                    By: G.P. de Goede, as its director

                                    By:____________________________
                                    Name: Jochem de Koning, power of attorney
                                    Tervurenlaan 13A
                                    1040 Brussels, Belgium

                                 Exhibit 7.2(e)

                                 Opinion Letters

                                 Exhibit 7.2 (h)

                              Employment Agreement

                                Exhibit 7.2(i)-1

                                Supply Agreement

                                 Exhibit 7.2(j)

                            Non-Competition Agreement

                                 Schedule 7.2(j)


Felipe Benavides Pompa

Domingo Benavides Pompa

Myrthala Benavides de Prado

Hector Benavides Pompa

Idalia Benavides de Salas

Jaime Benavides Pompa

Enrique Mouret Benavides

                                Exhibit 7.2(n) -1
                                Escrow Agreement

                                Exhibit 7.2(n)-2
                           Adjustment Escrow Agreement

                                 Exhibit 7.3(e)

                                   Guaranties